Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Grey Global Group Inc., that is made part of Amendment No. 2 to the Registration Statement (Form F-4 No. 333-119949) and Prospectus of WPP Group plc. and to the incorporation by reference therein of our report dated February 26, 2004, with respect to the consolidated financial statements and schedule of Grey Global Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

New York, New York

January 21, 2005